Exhibit 99.1

Astrotech Corporation 401 Congress, Suite 1650 Austin, Texas 78701 512.485.9530 fax: 512.485.9531 www.astrotechcorp.com
FOR IMMEDIATE RELEASE
GEN (RET.) LANCE LORD RESIGNS FROM ASTROTECH’S BOARD OF DIRECTORS
Austin, Texas, June 17, 2010 — Astrotech Corporation (NASDAQ: ASTC) today announced that General (Ret.) Lance W. Lord has resigned as a Member of the Board of Directors of Astrotech Corporation and as Chief Executive Officer, Astrotech Space Operations (ASO) effective June 18, 2010.
“It has been an honor working with the entire Astrotech team over the last several years,” General (Ret.) Lance Lord said. “I have accomplished what I set out to do with Astrotech. I’m convinced the ASO business is in great hands and will continue to be successful.”
“General Lord has been an extraordinary asset to Astrotech Corporation through his leadership on the Board of Directors and especially with our ASO subsidiary,” said Thomas B. Pickens III, Astrotech Corporation’s Chairman and Chief Executive Officer. “General Lord was hired to help the Company with our restructuring efforts and he proved to be instrumental in the successful execution of that now completed strategy. On behalf of the entire Board, I express my gratitude for General Lord’s tremendous contributions to the Company and for the role he played in creating the positive direction for Astrotech. We wish him every success in his future endeavors.”
The vacancy on the Board of Directors created by General Lord’s resignation is expected to remain unfilled until the next annual meeting. The role of Chief Executive Officer, ASO, will remain open pending a review of internal and external candidates.
About Astrotech Corporation
Astrotech Corporation (Nasdaq: ASTC) is a commercial aerospace company that provides spacecraft payload processing and government services, designs and manufactures space hardware, and commercializes space technologies for use on Earth. The Company serves our government and commercial satellite and spacecraft customers with our pre-launch services from our Astrotech Space Operations (ASO) subsidiary and incubates space technology businesses now focusing on two companies: 1st Detect Corporation, which is developing a mini-mass spectrometer first developed for the International Space Station; and Astrogenetix, Inc., which is developing biotech products in space and has recently developed a vaccine candidate for Salmonella.
The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.
FOR MORE INFORMATION:
Scott Haywood
Corporate Marketing and Communications
Astrotech Corporation
512.485.9530
shaywood@astrotechcorp.com
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